Exhibit 99.1

At Origen:	At Financial Relations Board:
W. Anderson Geater	Leslie Loyet
Chief Financial Officer	(312) 640-6672
866.4 ORIGEN	lloyet@frbir.com
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 9, 2008
ORIGEN FINANCIAL ANNOUNCES $46 MILLION FINANCING
SOUTHFIELD, MI. — April 9, 2008 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured housing loans, today announced that it has completed a $46 million secured financing arrangement provided by an affiliate of one of Origen’s principal stockholders.
Ron Klein, CEO of Origen, stated “We are extremely pleased with this financing. Given the pending expiration of the extended term of our credit facilities, and amid difficult credit markets, we are fortunate to have arranged this financing on competitive terms. We have applied the proceeds of this financing to pay off our remaining obligations to our primary bank lender under our supplemental advance facility. Our loan portfolio continues to experience excellent credit performance. We are gratified that by making this investment one of our largest shareholders has confirmed his confidence in Origen. Acknowledging that the credit markets may remain unsettled for some time, we will continue to monitor our liquidity and act on opportunity to ensure that we have the financial flexibility to navigate through this difficult market environment and continue to preserve the value of our assets for our shareholders.”
The financing consists of a secured note bearing interest at 14.5% per year secured by all of Origen’s assets. The note matures in three years, subject to a one-year extension option by Origen. As part of the financing, Origen issued 5-year warrants to the lender to purchase 2,600,000 shares of Origen common stock at an exercise price of $1.22 per share, which equals the closing price for Origen common stock on April 7, 2008. In connection with completing the financing, the lender agreed to cancel outstanding warrants to acquire 500,000 shares of Origen common stock at an exercise price of $6.16 per share and terminated the right to convert up to $5 million of existing debt to Origen common stock at a conversion price of $6.237 per share.
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Origen Financial, Inc.
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Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
ORGN-G
About Origen
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Origen is based in Southfield, Michigan, with significant operations in Ft. Worth, Texas. For more information about Origen, visit www.origenfinancial.com.
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